Exhibit 99.1

ATWOOD OCEANICS ANNOUNCES CONDITIONAL EXERCISE OF OPTION TO BUILD ULTRA-DEEPWATER SEMISUBMERSIBLE DRILLING UNIT WITH JURONG SHIPYARD

Houston, Texas

July 3, 2008

FOR IMMEDIATE RELEASE

          Atwood Oceanics, Inc. (Houston based International Offshore Drilling Contractor – NYSE ATW) announced today that its wholly-owned subsidiary, Atwood Oceanics Pacific Limited, conditionally exercised an option to construct an ultra-deepwater semisubmersible drilling rig to be built based on the Friede & Goldman Ex-D Millennium Dynamically Positioned Semisubmersible rig design with Jurong Shipyard Pte. Ltd. (“Jurong”) in Singapore and is presently negotiating a construction contract for such rig with Jurong. The rig is to be built for a water depth rating of 10,000 feet. The construction contract would be subject to satisfaction of certain conditions precedent which are required to be satisfied prior to July 30, 2008.

Statements contained in this report with respect to the future are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors including; the Company’s dependence on the oil and gas industry; the risks involved the construction of a rig; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism; risks associated with a possible disruption in operations due to a war with Iraq; and governmental regulations and environmental matters. A list of additional risk factors can be found in the Company’s annual report on Form 10-K for the year ended September 30, 2007, filed with the Securities and Exchange Commission.

                                        Contact: Jim Holland
281-749-7804